Exhibit 11.0

               PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                   Computation of Net Income (Loss) Per Share
                      (In thousands except per share data)

                                                     Year Ended December 31,
                                                 ------------------------------
                                                    1994       1995       1996
                                                 --------   --------   --------
Net Loss                                         $ (4,265)  $(23,479)  $(28,315)
Preferred Dividends                                (3,511)    (3,263)    (2,389)
                                                 --------   --------   --------
Net loss applicable to common stock
                                                   (7,776)   (26,742)   (30,704)
                                                 --------   --------   --------
Common stock dividends
  Class A Common Stock                             10,791     13,716     13,789
  Class B Common Stock                                238       --         --
  Class C Common Stock                              1,407      1,559      1,559
                                                 --------   --------   --------
                                                   12,436     15,275     15,348
                                                 --------   --------   --------
Undistributed net loss(1)                        $(20,211)  $(42,017)  $(46,052)
                                                 ========   ========   ========
Weighted average number of common shares
outstanding
  Class A Common Stock                             19,195     22,711     22,983
  Class B Common Stock                                152         15         12
  Class C Common Stock                              2,550      2,598      2,598
                                                 --------   --------   --------
                                                   21,897     25,324     25,593
                                                 ========   ========   ========
Net Income (loss) per common share:

  Class A Common stock
   Distributed                                   $   0.55   $   0.60   $   0.60
   Undistributed(1)                                 (0.92)     (1.66)     (1.80)
                                                 --------   --------   --------
                                                 $  (0.37)  $  (1.06)  $  (1.20)
                                                 ========   ========   ========
  Class B Common Stock
    Distributed                                  $   1.10       --         --
                                                 ========   --------   --------
  Class C Common Stock
   Distributed                                   $   0.55   $   0.60   $   0.60
   Undistributed                                    (0.92)     (1.66)     (1.80)
                                                 --------   --------   --------
                                                 $  (0.37)  $  (1.06)  $  (1.20)
                                                 ========   ========   ========

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(1) All of the undistributed net loss has been allocated to the Class A Common
Stock and Class C Common Stock since the Company exercised its right to terminate the Special Dividends on the Class B Common Stock effective August 31, 1994 "the expiration date". As a result of the termination of the Special Dividends, the holders of Class B Common Stock had the right to require the Company to purchase their shares at $17.50 per share plus all accrued and unpaid Special Dividends through the expiration date ($0.2763 per share for the period July 1, 1994 through August 31, 1994). As of December 31, 1996, 206 shares of Class B Common Stock were repurchased for approximately $3.6 million.

Prior to the termination of the Special Dividends, the Class B Common Stock could not participate in any additional dividends until the aggregate amount of dividends paid on Class A Common Stock and Class C Common Stock exceeded the Common Stock Allocation as defined. In 1994 an additional $112.3 million had to be paid as dividends on the Class A Common Stock and Class C Common Stock to reach the Common Stock Allocation.